CERTIFICATE OF DESIGNATION
OF
SERIES A PREFERRED STOCK OF
LEVER GLOBAL CORPORATION

Pursuant to Delaware General Corporation Law

The undersigned DOES HEREBY CERTIFY that the Board of Directors duly adopted the following resolution (the "Board of Directors") of Lever Global Corporation, a Delaware corporation (the "Corporation"), pursuant to authority granted to the Board of Directors under the Corporation's Certificate of Incorporation, as amended (the "Certificate of Incorporation"):

LEVER GLOBAL CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "**Corporation**"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, do hereby authorizes the issuance of and fixes the designations, powers, preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions of, a series of preferred stock of the Corporation, as follows:

RESOLVED that pursuant to the authority invested in the Board of Directors by the Certificate of Incorporation and out of the Corporation's preferred stock, $0.0001 par value per share (the "Preferred Stock") authorized therein, 5,000,000 shares of the Preferred Stock be, and hereby are, created and designated as "Series A Preferred Stock," and the voting powers and other special rights of the shares of the Series A Preferred Stock, and the qualifications, limitations, and restrictions of such shares (this "Certificate of Designations"), are as follows:

1. Designation and Amount. The shares of such series shall be designated "SERIES A PREFERRED STOCK" (the "Series A Preferred Stock"), and the number of shares constituting such series shall be 5,000,000.

2. Dividends. The holders of shares of SERIES A PREFERRED STOCK have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

3. Voting.

(a) The issued and outstanding shares of Series A Preferred Stock shall be entitled to have twenty (20) votes per one (1) share ("Voting Stock") at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) concerning all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law and the provisions of Section 4(b) below, holders of Series A Preferred Stock shall vote together with the holders of Voting Stock as a single class.

(b) The vote or consent of the holders of a majority of the outstanding Series A Preferred stock shall be required for: (i) matters that by law require the approval of the outstanding shares of the respective class; (ii) any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the Series A Preferred Stock which result in a material adverse effect to the Series A Preferred Stock; (iii) an increase in the aggregate authorized the number of shares of the Series A Preferred Stock; (iv) any action that reclassifies any outstanding shares into shares having priority as to dividends or assets senior to the Series A Preferred Stock or (v) any amendment of the Corporation's Articles of Incorporation that materially and adversely affects the rights of the Series A Preferred Stock.

4. Optional Conversion of Series A Preferred Stock. The Holders of SERIES A PREFERRED STOCK shall have conversion rights as follows:

(a) Conversion Right. Each share of SERIES A PREFERRED STOCK shall be convertible to voting shares at the option of the Holder thereof and without the payment of additional consideration by the Holder thereof, at any time, into shares of Voting Stock on the Optional Conversion Date (as hereinafter defined) at a conversion rate of one (1) share of Voting Stock (the "Conversion Rate") for every one (1) share of SERIES A PREFERRED STOCK, subject to adjustment as provided in Section 4 of this Designation.

(b) Mechanics of Optional Conversion. To effect the optional conversion of shares of SERIES A PREFERRED STOCK following Section 4(a) of this Designation, any Holder of record shall make a written demand for such conversion (for purposes of this Designation, a "Conversion Demand") upon the Corporation at its principal executive offices setting forth therein (i) the certificate or certificates representing such shares, and (ii) the proposed date of such conversion, which shall be a business day not less than fifteen (15) nor more than thirty (30) days after the date of such Conversion Demand (for purposes of this Designation, the "Optional Conversion Date"). Within five days of receipt of the Conversion Demand, the Corporation shall give written notice (for purposes of this Designation, a "Conversion Notice") to the Holder setting forth therein (i) the address of the place or places at which the certificate or certificates representing any shares not yet tendered are to be converted are to be surrendered; and (ii) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instruments of assignment and, if so, the form of such endorsement or power or other instruments of assignment. The Conversion Notice shall be sent by first-class mail, postage prepaid, to such Holder at such Holder's address as may be set forth in the Conversion Demand or, if not set forth therein, as it appears on the records of the stock transfer agent for the SERIES A PREFERRED STOCK if any, or, if none, of the Corporation. On or before the Optional Conversion Date, each Holder of the SERIES A PREFERRED STOCK so to be converted shall surrender the certificate or certificates representing such shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instruments of assignment, if the Conversion Notice so provides, to the Corporation at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Corporation. As soon as practicable after the Optional Conversion Date and the surrender of the certificate or certificates representing such shares, the Corporation shall issue and deliver to such Holder, or its nominee, at such Holder's address as it appears on the records of the stock transfer agent for the SERIES A PREFERRED STOCK if any, or, if none, of the Corporation, a certificate or certificates for the number of whole shares of Voting Stock issuable upon such conversion in accordance with the provisions hereof.

(c) No Fractional Shares. No fractional shares of Voting Stock or scrip shall be issued upon conversion of shares of SERIES A PREFERRED STOCK. In lieu of any fractional share to which the Holder would be entitled but for the provisions of this Section 4(c) based on the number of shares of SERIES A PREFERRED STOCK held by such Holder, the Corporation shall issue a number of shares to such Holder rounded up to the nearest whole number of shares of Voting Stock. No cash shall be paid to any Holder of SERIES A PREFERRED STOCK by the Corporation upon conversion of Series A Preferred Stock by such Holder.

(d) Reservation of Stock. The Corporation shall at all times when any shares of Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Voting Stock, such number of shares of common stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of SERIES A PREFERRED STOCK. Suppose at any time the number of authorized, but unissued shares of Voting Stock shall not be sufficient to effect the conversion of all outstanding shares of the SERIES A PREFERRED STOCK. In that case, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Voting Stock to such number of Shares as shall be sufficient for such purpose.

(e) Stock Dividends, Splits, Combinations, and Reclassifications. There are no dividends in cash or stock for SERIES A PREFERRED STOCK holder.

(f) Issue Taxes. The converting Holder shall pay all issue and other non-income taxes that may be payable in respect of any matter or delivery of Voting Stock on the conversion of shares of SERIES A PREFERRED STOCK.

5. Liquidation Preference.

(a) SERIES A PREFERRED STOCK holders have no liquidity preferences.

6. Rule 144. The Preferred Stock, and the Voting Stock issued upon conversion of the Preferred Stock, which bears restrictive legends as a result of how the Company issued them, generally may be sold in the public market (in the absence of registration) only if the sale is made in compliance with Rule 144 under the Act. In general, under Rule 144, a person (or persons whose shares are aggregated with those of others) who has beneficially owned "restricted" shares for at least one year, and a person who is deemed to be an "affiliate" of the Company, is entitled to sell within any three months a number of shares that does not exceed the greater of 1% of the then outstanding shares of Voting Stock or the average weekly trading volume in the over-the-counter market during the four calendar weeks preceding such sale. Non-affiliates who have held their shares for at least six months are entitled to sell their shares under Rule 144 without regard to volume limitations. The Preferred Stock and the underlying Voting Stock bearing restrictive legends should satisfy the six-month holding period required by Rule 144, from time to time, commencing six months from the date of purchase of the Preferred Stock.

7. Legend. Each certificate evidencing the Series A Preferred Stock shall bear a legend in substantially the following form:

THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY AND ANY SECURITY ISSUABLE UPON CONVERSION HEREOF MAY BE OFFERED, RESOLD, PLEDGED, OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE OF THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE. IN ANY CASE, THE HOLDER HEREOF WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THE SECURITIES EXCEPT AS PERMITTED UNDER THE SECURITIES ACT."

8. Replacement Certificates. If any of the Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Preferred Stock certificate, or in lieu of and substitution for the Preferred Stock certificate lost, stolen or destroyed, a new Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the Transfer Agent.

9. Amendments. No provision of this Certificate of Designations of the terms of the Series A Preferred Stock may be amended, modified, or waived without the written consent or affirmative vote of the holders of a majority of the then-outstanding shares of Series A Preferred Stock.

10. Status of Acquired Shares. Shares of Series A Preferred Stock received upon conversion pursuant to

Section 4 or otherwise acquired by the Company will be restored to the status of authorized but unissued shares of Preferred Stock, without Designation as to class, and may thereafter be issued, but not as shares of Series A Preferred Stock.

11. Miscellaneous.

(a) The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b) Whenever possible, each provision of this Certificate of Designation shall be interpreted as effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c) Except as may otherwise be required by law, the Series A Preferred Stock shares shall not have any powers, designations, preferences, or other special rights other than those expressly set forth in this Certificate of Designation.

IN WITNESS WHEREOF, Lever Global Corporation has caused this Certificate of Designation of SERIES A PREFERRED STOCK to be duly executed by its President this 24th day of March 2022.

LEVER GLOBAL CORPORATION

By: ______________________________
Trent McKendrick

Its: President